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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
Community First Bankshares, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Community First Employees
Questions & Answers

Why are we doing this?

Community First has enjoyed a great track record and has many excellent and exciting initiatives underway. We see this combination as an opportunity to gain additional leverage and scale in a challenging industry. We believe that the synergies between the organizations made this a very compelling merger and as a result, we expect to be in a stronger and better position to better serve our clients with an expanded array of services.

What opportunities does Bank of the West bring us?

Bank of the West is dedicated to strong growth. They have a recent and strong track record in entering new markets with mergers such as ours. This should create many new opportunities for people to expand and grow with Bank of the West.

What are your thoughts on where activities will be based?

Bank of the West has integrated the activities resulting from mergers in a planned and thoughtful manner. It is too early to know which functions will be based where, including what will remain in Fargo or relocated to Fargo. When these decisions are made or a transition schedule is determined, it will be communicated to you.

When will I know what role will I have in the merged organization?

We expect to have a comprehensive plan developed by the time the merger is completed, which we expect to be in the third quarter of this year, pending approval of the merger by shareholders and regulators. Transition teams will be formed to develop and implement a transition plan. Until the transaction is completed, we expect to conduct business as usual.

Who will head up the combined company?

Don McGrath is President and CEO of Bank of the West and President of BancWest Corporation. Walter Dods is Chairman of BancWest Corporation. Both will continue in that capacity following closing.

What role will Community First's leadership play?

Mark Anderson and Community First's leadership team will assist with the transition.

What are the next formal steps to completing the merger?

The holders of a majority of Community First shares must approve the merger and the bank regulatory authorities must also approve the transaction.

Will the bank branches be changing names?

All branches will be renamed Bank of the West. Additionally, our insurance agencies will become Bank of the West Insurance. There will also be sign changes at all locations.

How will this change be communicated to our clients?

We will be working with our managers and branches in communicating this transition to clients.

Will the combined company continue to have a presence here in Fargo?

Following the transaction pending shareholder approval, in addition to our very prominent Fargo bank, Bank of the West expects to maintain a significant presence in the Fargo market. We have already begun preliminary discussions regarding which support functions may be located in Fargo.

What is the status of various pending corporate projects and initiatives?

A transition team will be assembled that will be responsible for determining which of our current projects will proceed and which will need to be terminated or modified. They will also work with Bank of the West management to assess future project requests.

How will this transition occur?

It is anticipated that integration task force teams will be formed in the next few weeks to set up timelines. Over the next several months, we will finalize details. It is expected to be a structured process that will take time to complete.

What will happen to my benefits?

Benefits in 2004 are expected to remain substantially the same. Credit will be given for past Community First tenure and accrued amounts when any benefit changes are made. Bank of the West has some benefit enhancements that we hope to take advantage of in the future. For example, Bank of the West offers a pension plan and retiree medical benefits.

What about my health insurance?

We expect our health insurance options to be continued through 2004. Bank of the West offers fully insured health insurance choices including a provider network similar to Community First. They have also adopted retiree health benefits. How these options apply to Community First is likely a project for one of the many transition or integration task forces. In the event someone loses their position for any reason, federal COBRA health insurance continuation benefits would apply for at least 18 months.

What about my 401(k)?

We expect to adopt the Bank of the West 401(k) Plan in addition to their Pension Plan at some point in the future. They also provide for an employer match. In the meantime, your balance is controlled by you and you will continue to be afforded all of the protections and options available by the federal ERISA law and the terms of our plan. One change that we know will occur near the time of closing of the transaction is the elimination of Community First stock as an investment option. Your 401(k) match will be paid to you in 2004 in the event your position is eliminated in the transition.

What about a severance plan?

Our severance plan will remain in effect for at least 1 year after the closing date and will provide for severance benefits according to the plan. If your position is eliminated as a result of the merger, you may be eligible for severance benefits of one week's salary per year of service. The minimum severance benefit would be five weeks of salary and the maximum would be 12 weeks of salary, if your employment is ended as a result of a position elimination or reduction in the workforce.

What about my PTO?

Any unused Community First PTO balance would be paid in the event you leave your position during the calendar year. A benefit available from Bank of the West is the ability to carry-over vacation from one calendar year to the next.

What happens to incentive plans?

Incentive plans are expected to be honored through 2004. If you lose your position as a result of the merger prior to the end of 2004, your earned incentives would be paid to you. Bank of the West also maintains many incentive arrangements that we would anticipate adopting in the future.

How will information about the transition be communicated?

As the transition progresses, information will be made available through CFB Central and CommunityFirst NOW, as well as through supervisors.

Will outplacement support be offered?

We are making plans to assist people who may be affected by this career transition. We would anticipate setting up a career transition center to assist with resume writing, interviewing skills and online access. More information will be available as the transition progresses.

What happens to our stock option plan?

Concurrently with the closing, shareholders of CFBX common stock will receive cash in the amount of $32.25 per share. For those employees who have stock options, they will receive the value of the stock options following closing. The value will be determined by taking the difference between $32.25 and the exercise price of the option and multiplying the difference by the total number of option shares. Our Stock Option Plan calls for immediate vesting of unvested shares in the event of a change in control.

Who can I talk to if I need assistance during this transition?

Ongoing information will be made available through various ways, such as your manager and CFB Central and CommunityFirst Now. In addition, Employee Assistance is available for appointment by calling 1-800-390-9150 or 24-hour counseling at 1-800-833-3031. Online, visit APSHelpLink.com.

How can I learn more about Bank of the West?

The Bank of the West web site is available at http://www.bankofthewest.com/

This document contains forward-looking statements, including statements regarding anticipated timing of the transaction and possible performance of the combined company after the transaction is completed. Such statements reflect management's best judgment as of this date, but they involve risks and uncertainties that could cause actual results to differ materially from those presented. Factors that could cause such differences include, without limitation, (1) the possibility that regulatory approvals may be delayed or denied or that burdensome conditions may be imposed in connection with such approvals; (2) the possibility of customer or employee attrition following this transaction; (3) failure to fully realize expected cost savings from the transaction; (4) lower than expected revenues following the transaction; (5) problems or delays in bringing together the two companies; (6) the possibility of adverse changes in global, national or local economic or monetary conditions, (7) competition and change in the financial services business, and (8) other factors described in our recent filings with the Securities and Exchange Commission. Those factors or others could result, for example, in delay or termination of the transaction discussed above. Readers should carefully consider those risks and uncertainties in reading this document. Except as otherwise required by law, BancWest and Community First Bankshares disclaim any obligation to update any forward-looking statements included herein to reflect future events or developments.

# # #

In connection with the proposed transaction, Community First Bankshares, Inc., will be filing proxy statements and other materials with the Securities and Exchange Commission. Investors are urged to read the proxy statement and these materials when they are available because they contain important information.

Community First and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to the proposed transactions. Information regarding such individuals is included in Community First's proxy statements and Annual Reports on Form 10-K previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available. Investors may obtain a free copy of the proxy statements and other relevant documents when they become available as well as other materials filed with the Securities and Exchange Commission concerning Community First Bankshares and these individuals at the Securities and Exchange Commission's website at http://www.sec.gov. These materials and other documents may also be obtained for free from: Community First Bankshares, Inc., 520 Main Avenue, Fargo, North Dakota 58124, Attn: Investor Relations.

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Community First Employees Questions & Answers